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EXHIBIT 3.4

     CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                               OF
                  Vista Medical Terrace, Inc.

Richard Bergen and D. Kent Bawden certify that

1. The original articles were filed with the Office of the Secretary of State on March 30, 1990.

2. As of the date of this certificate, 6,000,000 shares of stock of the corporation have been issued.

3. Pursuant to a shareholders meeting at which in excess of 51% voted in favor of the following amendment, the company hereby adopts the following amendments to the amendment of the Articles of Incorporation of this
     Corporation:

     First: Name of Corporation

     The name of the corporation is BE-street.com (the
     "Corporation")


                         /s/ Richard Bergen
                         Richard Bergen, President/Director


                         /s/ D. Kent Bawden
                         D. Kent Bawden, Secretary/Director



State of Nevada     )
                    )  ss.
County of Clark     )

     On 3-26-99, Personally appeared before me, a Notary public, Richard Bergen and D. Kent Bawden, who acknowledged that they executed the above instrument.



                         /s/ Loree Richards
                         Notary Public